Exhibit 23(a)

                     CONSENT OF INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Item 5, Interests of Named Experts and Counsel" in the Registration Statement (Form S-8) pertaining to the Ashland Oil, Inc. Deferred Compensation and Stock Incentive Plan for Non-Employee Directors and to the incorporation by reference therein of our report dated November 3, 1993, with respect to the consolidated financial statements and schedules of Ashland Oil, Inc. and subsidiaries included or incorporated by reference in its Annual Report on Form 10-K (as amended by Form 10-K/A, Amendment No. 1) for the year ended September 30, 1993 filed with the Securities and Exchange Commission.


   Ernst & Young
   February 1, 1994
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